EXHIBIT 99.1

Hooker Furnishings Reports Third Quarter Results Impacted By Multiple Charges

MARTINSVILLE, Va., Dec. 05, 2024 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) (the “Company” or “HFC”), a global leader in the design, production, and marketing of home furnishings for 100 years, today reported its fiscal 2025 third quarter operating results for the period beginning July 29 and ending October 27, 2024.

Fiscal 2025 Third Quarter Overview

  Results for the third quarter were driven by continued macro-economic and industry-wide headwinds which resulted in low demand and $7.5 million in charges ($4.4 million net of tax based on the effective tax rate in the third quarter), including restructuring costs related to the Company’s previously announced cost savings plan ($3.1 million of mostly severance), the bankruptcy of a significant customer ($2.4 million of bad debt expense) and non-cash trade-name impairment charges ($2.0 million related to Home Meridian (HMI) segment trade names.) These factors led to an operating loss of $7.3 million and a consolidated net loss of $4.1 million or ($0.39) per diluted share for the third quarter.
  Consolidated net sales were $104.4 million, a decrease of $12.5 million, or 10.7%, compared to the same quarter of the previous year, primarily due to ongoing macro-economic and related challenges in the home furnishings industry, loss of sales due to a customer bankruptcy and higher discounting to adjust inventory mix and levels.
  The Company is starting to see improved efficiencies from the cost reductions and expects to realize and exceed its goal of 10% or $10 million in annualized cost savings in fiscal 2026.
  The restructuring efforts at HMI in recent years are showing meaningful results and continued progress as HMI reinforce the Company’s belief that the segment is now on a sustainable path of profitability which will gain momentum as demand normalizes in the industry. In the third quarter, Home Meridian achieved a gross margin of 20.5%, its highest level since the business was acquired in 2016.
  For the nine-month period of fiscal 2025, consolidated net sales were $293.0 million, a decrease of $43.4 million or 12.9% compared to the same period of the previous year. This decrease was also due to persistent low demand affecting the home furnishings industry, and the absence of $11 million in liquidation sales from the unprofitable ACH product line which the Company exited last year. For the nine-month period, the Company reported a consolidated operating loss of $15.4 million and a net loss of $10.2 million, or ($0.97) per diluted share, attributed to lower overall sales, higher ocean freight costs at Hooker Branded, under-absorbed indirect costs at Domestic Upholstery, as well as the $7.5 million in charges mentioned earlier.

Management Commentary

“Despite the charges recorded in Q3 and the sustained macro-economic and furniture retail challenges, we’re encouraged by the sequential quarterly improvement in our core business profitability and by the progress of our cost reduction efforts, which will be more fully realized beginning in the 4th quarter,” said Jeremy Hoff, Chief Executive Officer at Hooker Furnishings. “This progress is a reflection of our team’s focus on managing our controllables and reducing non-strategic costs in a very challenging environment, while investing in impactful initiatives, including our recently announced global licensing agreement with Margaritaville, all of which we expect will benefit us when demand normalizes,” Hoff said.

“There are positive developments in the macro-economic environment, such as cooling inflation and recent interest rate cuts in September and November, which should begin to increase demand for furnishings as lower mortgage rates boost the housing market,” Hoff said.

“While early in our new merchandising strategy, our October High Point Market introductions were positively received with significant placements across the board at Hooker Legacy and HMI,” Hoff said. “In addition, we had the best retail placement market to date at outdoor furniture specialist Sunset West.”

“Early customer feedback of three major casegoods collections for Hooker Branded gave us the confidence to place initial cuttings early before these groups were officially introduced in October. As a result, the collections will ship this month with a second cutting in January, increasing our speed-to-market by six months,” Hoff said. “This puts us in a strong position for the coming fiscal year on our available product assortment.”

“In anticipation of increased demand and the typically strong fall selling season, Hooker Branded’s inventories increased nearly $11 million or 40% during the quarter compared to the previous quarter-end,” Hoff said. In addition, “We are aggressively producing our top collections to ensure we will be in stock during the first quarter of fiscal 2026,” Hoff said, adding that, “these inventories are high-quality assortments, centered on our best-selling and most-profitable SKUs.”

Segment Reporting: Hooker Branded

The Hooker Branded segment net sales decreased by $4.2 million, or 10.7%, in the third quarter of fiscal 2025 versus the prior year period due primarily to lower average selling prices. While the gross revenue in this segment decreased by 6.7% compared to the previous year’s third quarter, discounts increased by 390 bps, primarily due to higher discounting on excess inventories to re-balance inventory mix and levels. Unit volume decreased by a modest 2.1% compared to the prior year’s third quarter but exceeded the first and second quarters of this fiscal year.

For the quarter, the segment reported an operating loss of $1.7 million, on historically low third quarter net sales. The result included approximately $1.0 million in severance charges related to the Company’s previously announced cost reduction plan.

Incoming orders decreased by 13.3% year-over-year. The quarter-end order backlog was 30% lower than at the end of the prior year’s third quarter but remained 18% higher than pre-pandemic levels at the end of the fiscal 2020 third quarter.

For the nine-month period, net sales decreased by $13.9 million, or 11.7%, also due to 5.9% lower average selling prices resulting from the price reductions implemented in the previous year in response to reduced ocean freight costs. Unit volume was essentially flat, decreasing by about 1% compared to the prior year nine-month period.

Segment Reporting: Home Meridian (HMI)

The Home Meridian segment’s net sales decreased by $5.1 million, or 11.8%, in the third quarter of fiscal 2025 versus the prior year period due to reduced unit volume. Over 40% of the sales decrease was attributable to the loss of a major customer following its bankruptcy. Sales through major furniture chains and independent furniture stores decreased, though these decreases were partially offset by an 8% increase in sales within the hospitality business, marking two consecutive quarters of higher revenues. Incoming orders increased by 8.1% compared to the previous year’s third quarter, while decreasing modestly by 2.9% for the nine-month period, despite the absence of orders from the discontinued ACH product line and the loss of the same customer. The quarter-end backlog was 32.2% higher than the prior year’s third quarter end.

“Our strategic focus to support sustained profitability through restructuring Home Meridian’s business is yielding meaningful results, including significantly reduced allowances, improved product margins, and lower fixed costs across nearly all areas of this segment. We are encouraged that Home Meridian achieved a gross margin of 20.5% in the fiscal 2025 third quarter despite decreased net sales, its highest level since the acquisition in 2016.”

For the quarter, the segment reported an operating loss of $3.7 million, driven by a total of $4.6 million in charges, including the $2.4 million in bad debt charges due to the previously mentioned customer bankruptcy, $2.0 million in non-cash intangible asset impairment charges, and $233,000 in severance charges related to the Company’s previously announced cost reduction plan.

For the nine-month period, net sales decreased by $19 million, or 16.6%, largely due to the absence of $11 million in ACH liquidation sales, which accounted for approximately 60% of the sales decrease and 75% of the unit volume decrease. Sales decreased in nearly all channels during the period, except for hospitality business, which experienced a 23% increase.

Segment Reporting: Domestic Upholstery

Domestic Upholstery segment net sales decreased by $3.2 million, or 9.9%, compared to the prior year third quarter, due to decreased sales at Shenandoah, Bradington-Young and HF Custom, attributed to persistent low demand. This decrease was partially offset by a 9.1% increase in sales at Sunset West, which has delivered year-over-year quarterly sales growth for three consecutive quarters this fiscal year. Gross profit decreased due to lower net sales, but the gross margin remained stable. For the quarter, the segment reported an operating loss of $281,000, a sequential improvement versus $1.3 million in operating losses recorded in each of the fiscal 2025 first and second quarters. The current quarter’s operating loss included approximately $560,000 in severance charges related to the Company’s previously announced cost reduction plan.

Incoming orders decreased by 4.8% during the quarter, and the quarter-end backlog was 29.9% lower than at the end of the prior year’s third quarter. Excluding Sunset West, the order backlog remained consistent with pre-pandemic levels at the end of the fiscal 2020 third quarter.

For the nine-month period, net sales decreased by $10.6 million, or 10.8%, also due to decreased sales at Bradington-Young, Shenandoah, and HF Custom, partially offset by a 10.1% increase in Sunset West net sales.

Cash, Debt, and Inventory

Cash and cash equivalents were $20.4 million at the end of the third quarter, a decrease of $22.7 million for the year-end in January. Inventory levels increased by $4.7 million from year-end, primarily driven by a $6.2 million increase in Hooker Branded inventories.

During the nine-month period, we used cash and cash equivalents on hand to fund $7.4 million in cash dividends to our shareholders, $2.8 million for further development of our cloud-based ERP system, and $2.7 million in capital expenditures. In addition to our cash balance, we had an aggregate of $28.3 million available under our existing revolver at quarter-end to fund working capital needs, as well as $29.0 million cash surrender value of company-owned life insurance. “With strategic inventory management, reasonable capital expenditures, and prudent expense management, we believe we have sufficient financial resources to support our business operations for the foreseeable future,” said Paul A. Huckfeldt, Senior Vice President and Chief Financial Officer.

Capital Allocation

“As Jeremy mentioned, we are aggressively building inventory to support three new major casegoods collections and our best-selling and most profitable SKUs to accelerate speed to market and product availability for both the current and next fiscal year,” said Huckfeldt. “The inventory build is also driven by what is expected to be a longer than typical lunar new year holiday in Vietnam, an expected longer post-holiday ramp up period there driven by both the extended holiday and by lower production demand in Vietnam, and a possible US port strike in January 2025,” he said.

“We expect to finalize the refinancing of our credit facility and plan to pay off our term debt in the coming days. In addition, we announced the payment of our regular quarterly dividend in December demonstrating our confidence in the Company’s future success,” Huckfeldt continued.

Outlook

“Over the last few months, the key economic indicators that impact furniture sales have been trending positively,” said Hoff.

Namely:

  Interest rates, which drive home mortgage rates, were cut by the Federal Reserve in September and November.
  Since summer, inflation has been cooling to levels closer to the Federal Reserve’s 2% target: at 2.9% in July, 2.5% in August, 2.4% in September and 2.6% in October.
  In November, a leading real estate industry group stated its belief that the worst of the housing inventory shortage is ending and forecast an approximate 10% increase in home sales for 2025, with mortgage rates stabilizing around 6%.
  Consumer sentiment rose in November to 71.8, its highest level since April, and the stock market continues near all-time highs.

“While the macro-economic outlook is improving, our team will continue to focus on the controllables and improvements already underway at Hooker Furnishings,” Hoff said. “Our balance sheet, financial condition and seasoned management team should well equip us to navigate any remaining challenges as we focus on maximizing efficiencies with the cost reductions while simultaneously investing in expansion strategies that will position us for revenue and profitability growth when demand fully returns,” he said.

Conference Call Details

Hooker Furnishings will present its fiscal 2025 third quarter financial results via teleconference and live internet webcast on Thursday morning, December 5th, 2024 at 9:00 AM Eastern Time. A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay. To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details. To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 100th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources International, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, N.C., Las Vegas, N.V., Atlanta, G.A. and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, Georgia, and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to inflation and high interest rates, including their potential impact on (i) our sales and operating costs and access to financing, (ii) customers, and (iii) suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (3) risks associated with the ultimate outcome of our planned cost reduction plans, including the amounts and timing of savings realized; (4) risks associated with the outcome of the HMI segment restructuring which we expect to complete in fiscal 2025, including whether we can return the segment to consistent profitability; (5) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fill customer orders; (6) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (7) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (8) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government; (9) our inability to collect amounts owed to us or significant delays in collecting such amounts; (10) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cyber-security threats or inadequate levels of cyber-insurance or risks not covered by cyber-insurance; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (12) disruptions and damage (including those due to weather) affecting our Virginia or Georgia warehouses, our Virginia, North Carolina or California administrative facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative offices or warehouses in Vietnam and China; (13) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (14) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs (such as the costs associated with the US Consumer Product Safety Commission’s new mandatory furniture tip-over standard, STURDY) related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (15) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (16) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (17) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (18) risks associated with securing a suitable credit facility, which may include restrictive covenants that could limit our ability to pursue our business strategies; (19) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (20) the cost and difficulty of marketing and selling our products in foreign markets; (21) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (22) price competition in the furniture industry; (23) changes in consumer preferences, including increased demand for lower-priced furniture. and (24) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2024. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 27,	October 29,	October 27,	October 29,
	2024	2023	2024	2023

Net sales	$104,352	$116,831	$293,005	$336,452

Cost of sales	80,327	83,121	228,687	251,495

Gross profit	24,025	33,710	64,318	84,957

Selling and administrative expenses	28,416	24,016	75,030	70,207
Trade name impairment charges	1,953	-	1,953	-
Intangible asset amortization	916	924	2,765	2,732

Operating (loss) / income	(7,260)	8,770	(15,430)	12,018

Other income, net	612	659	2,575	1,071
Interest expense, net	319	364	886	1,197

(Loss) / Income before income taxes	(6,967)	9,065	(13,741)	11,892

Income tax (benefit) / expense	(2,836)	2,027	(3,567)	2,620

Net (loss) / income	$(4,131)	$7,038	$(10,174)	$9,272

(Loss) / Earnings per share
Basic	$(0.39)	$0.66	$(0.97)	$0.85
Diluted	$(0.39)	$0.65	$(0.97)	$0.85

Weighted average shares outstanding:
Basic	10,541	10,536	10,519	10,748
Diluted	10,541	10,676	10,519	10,878

Cash dividends declared per share	$0.23	$0.22	$0.69	$0.66

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) / INCOME
(In thousands)
(Unaudited)

	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 27,	October 29,	October 27,	October 29,
	2024	2023	2024	2023

Net (loss) / income	$(4,131)	$7,038	$(10,174)	$9,272
Other comprehensive income:
Actuarial adjustments	(59)	(70)	(177)	(209)
Income tax effect on adjustments	14	17	42	50
Adjustments to net periodic benefit cost	(45)	(53)	(135)	(159)

Total comprehensive (loss) / income	$(4,176)	$6,985	$(10,309)	$9,113

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
As of	October 27,	January 28,
	2024	2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$20,410	$43,159
Trade accounts receivable, net	51,773	51,280
Inventories	66,493	61,815
Income tax recoverable	3,005	3,014
Prepaid expenses and other current assets	9,038	5,530
Total current assets	150,719	164,798
Property, plant and equipment, net	28,524	29,142
Cash surrender value of life insurance policies	28,984	28,528
Deferred taxes	15,575	12,005
Operating leases right-of-use assets	47,435	50,801
Intangible assets, net	23,904	28,622
Goodwill	15,036	15,036
Other assets	16,687	14,654
Total non-current assets	176,145	178,788
Total assets	$326,864	$343,586

Liabilities and Shareholders′ Equity
Current liabilities
Current portion of long-term debt	$21,946	$1,393
Trade accounts payable	23,240	16,470
Accrued salaries, wages and benefits	6,937	7,400
Customer deposits	5,799	5,920
Current portion of operating lease liabilities	7,612	6,964
Other accrued expenses	2,785	3,262
Total current liabilities	68,319	41,409
Long term debt	-	21,481
Deferred compensation	6,989	7,418
Operating lease liabilities	42,785	46,414
Other long-term liabilities	-	889
Total long-term liabilities	49,774	76,202
Total liabilities	118,093	117,611

Shareholders′ equity
Common stock, no par value, 20,000 shares authorized, 10,710 and 10,672 shares issued and outstanding on each date	50,026	49,524
Retained earnings	158,146	175,717
Accumulated other comprehensive income	599	734
Total shareholders′ equity	208,771	225,975
Total liabilities and shareholders′ equity	$326,864	$343,586

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the
	Thirty-Nine Weeks Ended
	October 27,	October 29,
	2024	2023
Operating Activities:
Net (loss) / income	$(10,174)	$9,272
Adjustments to reconcile net (loss) / income to net cash (used in) / provided by operating activities:
Depreciation and amortization	6,930	6,626
Deferred income tax (benefit) / expense	(3,532)	2,575
Trade name impairment	1,953	-
Noncash restricted stock and performance awards	502	1,685
Provision for doubtful accounts and sales allowances	272	(270)
Gain on life insurance policies	(1,060)	(784)
(Gain) / loss on disposal of assets	(2)	29
Changes in assets and liabilities:
Trade accounts receivable	(765)	3,334
Inventories	(4,678)	33,264
Income tax recoverable	9	5
Prepaid expenses and other assets	(6,361)	(3,400)
Trade accounts payable	6,757	7,169
Accrued salaries, wages, and benefits	(463)	(2,574)
Customer deposits	(122)	(3,477)
Operating lease assets and liabilities	385	366
Other accrued expenses	(1,384)	(4,400)
Deferred compensation	(601)	(650)
Net cash (used in) / provided by operating activities	$(12,334)	$48,770

Investing Activities:
Purchases of property and equipment	(2,656)	(5,718)
Premiums paid on life insurance policies	(387)	(378)
Proceeds received on life insurance policies	936	444
Proceeds from sales of assets	3	-
Acquisitions	-	(2,373)
Net cash used in investing activities	$(2,104)	$(8,025)

Financing Activities:
Purchase and retirement of common stock	-	(11,674)
Cash dividends paid	(7,378)	(7,228)
Payments for long-term loans	(933)	(1,050)
Net cash used in financing activities	$(8,311)	$(19,952)

Net (decrease) / increase in cash and cash equivalents	(22,749)	20,793
Cash and cash equivalents - beginning of year	43,159	19,002
Cash and cash equivalents - end of quarter	$20,410	$39,795

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refund	$82	$74
Cash paid for interest, net	970	1,375

Non-cash transactions:
Increase / (decrease) in lease liabilities arising from changes in right-of-use assets	$2,263	$(8,987)
Increase in property and equipment through accrued purchases	13	35

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING (LOSS) / INCOME BY SEGMENT
(In thousands)
(Unaudited)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 27, 2024		October 29, 2023		October 27, 2024		October 29, 2023
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$34,940	33.5%	$39,122	33.5%	$105,049	35.9%	$118,936	35.4%
Home Meridian	38,553	36.9%	43,692	37.4%	95,493	32.6%	114,524	34.0%
Domestic Upholstery	29,327	28.1%	32,559	27.9%	87,910	30.0%	98,555	29.3%
All Other	1,532	1.5%	1,458	1.2%	4,553	1.6%	4,437	1.3%
Consolidated	$104,352	100%	$116,831	100%	$293,005	100%	$336,452	100%

Operating (loss) / income
Hooker Branded	$(1,694)	-4.9%	$7,399	18.9%	$(2,094)	-2.0%	$14,014	11.8%
Home Meridian	(3,681)	-9.5%	923	2.1%	(7,850)	-8.2%	(4,532)	-4.0%
Domestic Upholstery	(281)	-1.0%	688	2.1%	(2,875)	-3.3%	2,739	2.8%
All Other	(1,604)	-104.7%	(240)	-16.5%	(2,611)	-57.4%	(203)	-4.6%
Consolidated	$(7,260)	-7.0%	$8,770	7.5%	$(15,430)	-5.3%	$12,018	3.6%

Table VI
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
Order Backlog
(In thousands)
(Unaudited)
As of
Reporting Segment	October 27, 2024	January 28, 2024	October 29, 2023	November 3, 2019

Hooker Branded	$13,049	$15,416	$18,646	$11,058
Home Meridian	36,506	36,013	27,611	103,467
Domestic Upholstery	15,018	18,920	21,418	12,206
All Other	1,194	1,475	1,760	2,250

Consolidated	$65,767	$71,824	$69,435	$128,981

For more information, contact:
Paul A. Huckfeldt, Senior Vice President & Chief Financial Officer, Phone: (276) 666-3949